CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Volato Group, Inc. on Form S-8 No. 333-276874 of our report dated March 31, 2025 with respect to the consolidated financial statements of Volato Group, Inc. as of December 31, 2024 and 2023, and for the years then ended, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Our report relating to the consolidated financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Rose, Snyder & Jacobs LLP

Encino, California
March 31, 2025